Exhibit 97
OLIN CORPORATION
Executive Officer Clawback Policy
Amended and Restated as of December 7, 2023

The Olin Corporation Executive Officer Clawback Policy (“Policy”) applies only to Executive Officers (as defined below) of Olin Corporation, its subsidiaries and affiliates (“Olin”). This Policy is in addition to, and shall not supersede and replace, any other clawback policies of Olin, except that any other clawback policy of Olin shall not apply to Executive Officers. To the extent any inconsistencies exist between this Policy and any other clawback policy of Olin with respect to Executive Officers, the terms of this Policy will control.

This Policy was originally adopted on October 26, 2023 and became effective as of October 2, 2023, the Effective Date of Section 303A.14 of the New York Stock Exchange listing standards (the “Effective Date”), and is amended and restated as of December 7, 2023 to include additional clawback features beyond those required under applicable New York Stock Exchange listing standards.

Definitions

For purposes of this Policy, the following definitions will apply:

“Board” means Olin’s Board of Directors.

“Committee” means the Olin Compensation Committee of the Board of Directors.

“Excess Compensation” means any amount of Incentive-Based Compensation Received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated financial information or properly calculated financial measure. Excess Compensation shall be calculated on a pre-tax basis.

“Executive Officer” means Olin’s officers for purposes of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) during any portion of the performance period of the Incentive-Based Compensation.

“Incentive Award” means any award under Olin’s Short-Term Incentive Plan, or other award that (i) vests as the result of (or the payout or settlement amount is determined based upon) achievement of quantitative performance targets and is granted under any of Olin’s Long Term Incentive Plans, regardless of whether such award is denominated or payable in cash or securities, and (ii) that vests as a result of, or is determined based upon, the quantitative performance of Olin or any of its subsidiaries or affiliates during any portion of the period to which the restatement relates or which reflects a significant increase in value. Incentive Award includes performance shares but does not include any stock options, restricted shares or restricted stock units that are subject to time-based vesting criteria only.

“Incentive-Based Compensation” means any non-equity incentive plan awards, bonuses paid from a bonus pool, cash awards, equity or equity-based awards (including any award under the STIP), or proceeds received upon sale of shares acquired through an incentive plan; provided that, such compensation is granted, earned, and/or vested based wholly or in part on the attainment of a financial performance measure, as determined in accordance with Section 10D of the Exchange Act and Section 303A.14 of the New York Stock Exchange listing standards (the “Clawback Rules”). Incentive-Based Compensation does not include any salaries, discretionary bonuses, non-equity incentive plan awards earned upon satisfying a strategic measure or operational measure (e.g., completion of a project), or equity-based awards that are not contingent on achieving any financial reporting measure (e.g., time vested stock options, restricted stock or restricted stock units).

“Lookback Period” means the three (3) completed fiscal years immediately preceding the earlier of the date on which (a) the Board or appropriate committee concludes or reasonably should have concluded that an accounting restatement is required or (b) a regulator directs a restatement.

“Received” means any Incentive-Based Compensation for which the applicable financial reporting measure upon which the payment is based is attained during the fiscal year, even if payment or grant of the Incentive-Based Compensation occurs after the end of such period.

Clawback Due to Accounting Restatement

In the event Olin is required to prepare an accounting restatement of its financial statements due to Olin’s material noncompliance with any financial reporting requirement under the securities laws, the Committee or the Board shall require reimbursement or forfeiture (“clawback”) of any Excess Compensation Received on or after the Effective Date by any Executive Officer (current or former) during the applicable Look-Back Period, regardless of whether the Executive Officer engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the accounting restatement. Covered accounting restatements include those that either (a) correct an error in a previously issued financial statement that is material to such previously issued financial statement or (b) correct an error that is not material to a previously issued financial statement but would result in a material misstatement if left uncorrected in a current report or the error correction was not recognized in the current period.

In the event the Committee or the Board cannot determine the Excess Compensation from the information in the accounting restatement or from the recalculated financial measure, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement or recalculation. Such determination will be final and binding.

Clawback Due to Misconduct

In addition to the clawback of Excess Compensation above, in the event the Committee or the Board reasonably determines that an Executive Officer has engaged in grossly negligent or intentional misconduct that the Committee or the Board reasonably determines (the date of such determination, the “Determination Date”) was a significant contributing factor to (i) an accounting restatement of Olin’s financial statements or (ii) any significant increase in the value of such Executive Officer’s Incentive Award, the Committee or the Board may (a) recover all income received by the Executive Officer in respect of any Incentive Award during the fiscal year in which the Determination Date occurs or the three (3) completed fiscal years immediately preceding the Determination Date, and/or (b) cancel any Incentive Award granted to the Executive Officer during the fiscal year in which the Determination Date occurs or the three (3) completed fiscal years immediately preceding the Determination Date.

Clawback Method

The Committee or the Board may determine, in its sole discretion, the method for the clawback of any amounts due under this Policy, which may include, without limitation direct payment from the Executive Officer, recovery over time, the forfeiture or reduction of future pay or awards, or any other method that will provide for recovery within a reasonable manner and without undue delay. Olin may enter into deferred payment plans with Executive Officers to effectuate clawback to avoid unreasonable economic hardship. Any amounts due under this Policy may be deducted as an offset from amounts due to the Executive Officer from Olin, except to the extent such set-off is prohibited by law or would violate Code Section 409A and the regulations thereunder.

The Committee or the Board thereof shall not be required to seek to clawback amounts due under this Policy if such clawback would be impracticable, violate home country laws, and/or involve tax qualified retirement plans, as determined by the Committee or the Board in accordance with the Clawback Rules. Any determination that clawback is not required shall be documented by the Committee or the Board.

General

Olin shall not indemnify any Executive Officer against the loss of any covered compensation as a result of the application of this Policy.

This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to Olin pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy.

The terms of this Policy shall be binding and enforceable against all Executive Officers subject to this Policy and their beneficiaries, heirs, executors, or other legal representatives. If any provision of this Policy or the application of such provision to any Executive Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

Each Executive Officer shall promptly sign and return to Olin following the later of (i) the Effective Date or (ii) the date the individual becomes an Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

To the extent the Clawback Rules require recovery of Incentive-Based Compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of Olin to recover Incentive-Based Compensation to the fullest extent required by the Clawback Rules.

Exhibit A

Clawback Policy

Acknowledgement and Agreement Form

By signing below, I acknowledge and agree that I have received, reviewed and had the opportunity to ask questions regarding the Policy.

Furthermore, I acknowledge and agree that I am fully bound by, and subject to, all of the terms and conditions of the Policy, as may be amended, restated, supplemented or otherwise modified from time to time. I acknowledge and agree that my execution of this Acknowledgement and Agreement Form is in consideration of, and is a condition to, my receipt of future awards from Olin, though nothing in this Acknowledgement and Agreement Form shall obligate Olin to make any particular award. In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or to the terms of any compensation plan, program, agreement or arrangement under which any Incentive-Based Compensation or Incentive Award covered by the Policy is payable, the terms of this Policy shall govern and shall be deemed incorporated into all such plans, programs, agreements (including any employment agreements) or arrangements, including and without limitation, those granted or awarded prior to the date hereof and those granted or awarded in the future.

In the event any Incentive-Based Compensation or Incentive Award is subject to recoupment or recovery under the terms of the Policy, I will promptly take any action necessary to effectuate the recoupment or recovery of such compensation by Olin.

EXECUTIVE OFFICER

_________________________________
Signature

_________________________________
Print Name

_________________________________
Date

4